UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2011

CURTISS-WRIGHT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-134	13-0612970

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Waterview Boulevard
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 541-3700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (d) Curtiss-Wright Corporation’s (the “Company”) mandatory director retirement age of 75 will force the replacement of three Board members over the next three years. The Board is concerned that this higher than typical Board turnover will disrupt the culture of collegiality and consensus that characterizes its operations. After extensive discussion, the Board voted on May 7, 2011 to waive the application of the mandatory retirement policy and retain Mr. William B. Mitchell as a director for one year beyond his 75th birthday to support a successful transition to the newly constituted Board in the wake of the annual meeting. The Board believes that this action is in the best interest of the Company as it provides for an orderly transition so that the Board’s operations would not be adversely affected by the higher than typical turnover involved in replacing three directors over successive years. This action also retains continuity in Board experience and allows the new directors the benefit of working with the predecessors and having an extended opportunity to learn Board practices and culture.

          During his career, Mr. Mitchell held senior management positions at Texas Instruments Incorporated. He was Executive Vice President from 1987 until 1993 and then was Vice Chairman from 1993 until 1997. He was also a director of Texas Instruments for seven years and served as a director of Primex Technologies, Inc. for four years. Since 1997, Mr. Mitchell has served on the Board of Trustees of Mitre Corporation. In addition, Mr. Mitchell served as a director of the Company from 1996 to 2011.

          During his prior 15 year tenure as a director of the Company, Mr. Mitchell was Chairperson of the Finance Committee and a member of the Executive Compensation Committee of the Board. It is expected that Mr. Mitchell will relinquish his position as Chairperson of the Finance Committee but remain a member of the Finance and Executive Compensation Committees.

          There are no transactions, or a series of similar transactions, or any currently proposed transactions, or a series of similar transactions, to which Curtiss-Wright was or is to be a party, in which the amount exceeds $120,000, and in which Mr. Mitchell had, or will have a direct or indirect material interest.

          (e) On April 11, 2011, a performance-based restricted stock unit (“PSP”) payout was made to Martin R. Benante, Chief Executive Officer, Glenn E. Tynan, Chief Financial Officer, David J. Linton, Co-Chief Operating Officer, David C. Adams, Co-Chief Operating Officer, and Michael J. Denton, General Counsel on the 2007 PSP grants under Curtiss-Wright’s 2005 Omnibus Long-Term Incentive Plan covering performance for the period 2008-2010.

          Shown below is the PSP payout table for the performance period 2008-2010:

	2008-2010 Target

	US Dollar Value	Number of Shares	Payout %	Payout Shares

Benante	$158,800	5,903	78.30%	4,623

Tynan	$134,068	4,984	78.30%	3,903

Denton	$90,134	3,351	78.30%	2,624

Adams	$158,456	5,556	83.01%	4,613

Linton	$156,773	5,903	77.30%	4,564

Item 5.07 Submission of Matters to a Vote of Security Holders

          The Company held its Annual Meeting of Stockholders on May 6, 2011. The following matters set forth in the Company’s Proxy Statement dated March 30, 2011, which was filed with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, were voted upon with the results indicated below.

1.	The nominees listed below were elected directors with the respective votes set forth opposite their names:

	FOR	WITHELD

Martin R. Benante	38,129,501	1,165,624
S. Marce Fuller	30,328,467	8,966,657
Allen A. Kozinski	33,718,419	5,576,706
John R. Myers	29,843,909	9,451,216
John B. Nathman	38,988,242	306,883
Robert J. Rivet	38,992,307	302,817
William W. Sihler	38,585,775	709,349
Albert E. Smith	38,996,567	298,558

2.	A proposal seeking ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011 was approved, with the votes cast as follows:

FOR	AGAINST	ABSTENTIONS

42,580,645	578,507	34,102

3.	A proposal seeking approval of the amendment to the Company’s Incentive Compensation Plan was approved, with the votes cast as follows:

FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES

37,630,518	1,312,471	352,133	3,898,132

4.	A proposal seeking approval of the amendments to the Company’s Employee Stock Purchase Plan was approved, with the votes cast as follows:

FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES

37,875,801	1,070,773	348,547	3,898,133

5.

A proposal seeking approval, on an advisory basis, of a resolution approving the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and accompanying narrative disclosure therein, did not pass as management recommended, with the votes cast as follows:

FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES

14,525,332	20,691,689	4,078,101	3,898,133

Curtiss-Wright’s Senior Management, Executive Compensation Committee, and Board of Directors will consider the results of this vote and look at ways to factor the shareholders’ views into enhancements in our executive compensation system.

6.	A proposal seeking approval, on an advisory basis, the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers, with the votes cast as follows:

ONE YEAR	TWO YEARS	THREE YEARS	ABSTENTIONS	BROKER NON-VOTES

29,766,569	110,817	5,415,412	4,038,295	3,898,134

          Based on these results, and consistent with the Board’s recommendation, the Board has determined that the Company will hold an advisory vote on the compensation paid to its named executive officers every year until the next required vote on the frequency of such votes.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURTISS-WRIGHT CORPORATION

By:	/s/ Glenn E. Tynan

Glenn E. Tynan
Vice-President and
Chief Financial Officer

Date: May 12, 2011